As filed with the Securities and Exchange Commission on August 26, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Teligent, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	01-0355758
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

105 Lincoln Avenue Buena, New Jersey (Address of principal executive offices)	08310 (Zip code)

Teligent, Inc. 2016 Equity Incentive Plan, as amended

Sawyer Inducement Stock Option Award

Yachmetz Inducement Stock Option Award

Yachmetz Inducement Restricted Stock Unit Award

(Full title of the plan)

Philip Yachmetz, Chief Legal Officer and Corporate Secretary

Teligent, Inc.

105 Lincoln Avenue

Buena, New Jersey 08310

(Name and address of agent for service)

856-697-1441

(Telephone number, including area code, of agent for service)

With copies to:

Joel I. Papernik, Esq.

Stephanie Leopold, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

666 Third Avenue

New York, New York 10017

212-935-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer

☒ Non-accelerated filer	☒ Smaller reporting company

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (5)	Proposed Maximum Aggregate Offering Price (5)	Amount of Registration Fee
Common stock, $0.01 par value per share	4,400,000 (1)	$1.19	$5,236,000.00	$679.63
Common stock, $0.01 par value per share	150,000 (2)	$1.19	$178,500.00	$23.17
Common stock, $0.01 par value per share	36,325 (3)	$1.19	$43,226.75	$5.61
Common stock, $0.01 par value per share	23,505 (4)	$1.19	$27,970.95	$3.63
Total:	4,609,830	$1.19	$5,485,697.70	$712.04

(1)	This registration statement (this “Registration Statement”) covers the registration of 4,400,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of Teligent, Inc. (the “Company”) which may be offered and sold upon the exercise or vesting of stock-based awards or the issuance of stock-based awards which may hereinafter be issued under the Teligent, Inc. 2016 Equity Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the adjustment provisions of the Plan. All share numbers reflect the 1-for-10 reverse stock split effected by the Company on May 28, 2020.

(2)

Consists of 150,000 shares of common stock issuable upon exercise of a non-qualified stock option granted to Timothy B. Sawyer, Chief Executive Officer of the Registrant, on February 4, 2020. Pursuant to Rule 416(a) under the Securities Act, the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the adjustment provisions of the non-qualified option agreement between the Registrant and Mr. Sawyer.

(3)	Consists of 36,325 shares of common stock issuable upon exercise of a non-qualified stock option granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Registrant, on July 16, 2020. Pursuant to Rule 416(a) under the Securities Act, the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the adjustment provisions of the non-qualified option agreement between the Registrant and Mr. Yachmetz.

(4)	Consists of 23,505 shares of common stock issuable upon vesting of restricted stock units granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Registrant, on July 16, 2020. Pursuant to Rule 416(a) under the Securities Act, the number of shares being registered shall be adjusted to include any additional shares which may become issuable as a result of stock splits, stock dividends, recapitalizations or similar transactions in accordance with the adjustment provisions of the restricted stock unit agreement between the Registrant and Mr. Yachmetz.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported by the Nasdaq Global Select Market on August 24, 2020.

EXPLANATORY NOTE

Teligent, Inc. (the “Company”) has prepared this registration statement on Form S-8 (the “Registration Statement”) to register 4,400,000 shares of the Company’s common stock, par value $0.01 per share, for issuance under the Teligent, Inc. 2016 Equity Incentive Plan, as amended (the “Plan”).

This Registration Statement additionally registers (i) 150,000 shares of common stock issuable upon the exercise of a non-qualified stock option granted to Timothy B. Sawyer, Chief Executive Officer of the Company, on February 4, 2020, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Company and Mr. Sawyer, dated as of February 4, 2020 (the “Sawyer Option Agreement”) as an inducement material to his entering into employment with the Company, (ii) 36,325 shares of common stock issuable upon the exercise of a non-qualified stock option granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Company, on July 16, 2020, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Company and Mr. Yachmetz, dated as of July 16, 2020 (the “Yachmetz Option Agreement”) as an inducement material to his entering into employment with the Company and (iii) 23,505 shares of common stock issuable upon the vesting of restricted stock units granted to Philip Yachmetz, Chief Legal Officer and Corporate Secretary of the Company, on July 16, 2020, pursuant to the terms of a Restricted Stock Unit Agreement by and between the Company and Mr. Yachmetz, dated as of July 16, 2020 (the “Yachmetz RSU Agreement”) as an inducement material to his entering into employment with the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to the participants in the Plan covered by this Registration Statement, to Mr. Sawyer pursuant to the Sawyer Option Agreement and to Mr. Yachmetz pursuant to the Yachmetz Option Agreement and Yachmetz RSU Agreement, respectively, as required by Rule 428(b)(1). Such documents are not required to be filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement (other than, in each case, documents or information deemed to be furnished and not filed in accordance with Commission rules):

a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on April 13, 2020, as subsequently amended on April 28, 2020 (File Nos. 001-08568);

b)	The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed on May 27, 2020, and Form 10-Q for the quarter ended June 30, 2020, filed on August 20, 2020 (File No. 001-08568);

c)	The Company’s Current Reports on Form 8-K, filed on January 15, 2020, January 27, 2020, February 5, 2020, April 8, 2020, May 15, 2020, May 27, 2020, July 20, 2020 (two reports), July 21, 2020 (amendment to a previously filed 8-K filed on July 20, 2020), and July 31, 2020 (File Nos. 001-08568); and

d)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-08568) filed under the Exchange Act, filed with the Commission on October 23, 2015, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference or deemed to be a part of this Registration Statement modifies or supersedes such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be a part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement. In either case, any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company was incorporated under the laws of the State of Delaware. Under the General Corporation Law of the State of Delaware (the “Delaware GCL”), a corporation may indemnify any person who was or is a party or is threatened  to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was the Registrant’s director, officer, employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Delaware GCL also provides that the Company also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the Company’s right to procure a judgment in its favor by reason of the fact that he or she is or was the Company’s director, officer, employee or agent, or is or was serving at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company’s best interests. However, in such an action by or on the Company’s behalf, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the Company unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The Company’s certificate of incorporation is consistent with the Delaware GCL. Each of the Company’s directors, officers, employees and agents will be indemnified to the extent permitted by the Delaware GCL. The Company also maintains insurance on behalf of its directors and officers against liabilities asserted against such persons and incurred by such persons in such capacities, whether or not the Company would have the power to indemnify such persons under the Delaware GCL.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index immediately following the signature pages and is incorporated herein by reference.

Item 9. Undertakings.

The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena, State of New Jersey, on August 26, 2020.

Teligent, Inc.

By:	/s/ Timothy B. Sawyer
Timothy B. Sawyer
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person in so signing also makes, constitutes and appoints Timothy B. Sawyer his or her true and lawful attorney-in-fact, with full power of substitution, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, any and all amendments and post-effective amendments to this Registration Statement, with exhibits to such registration statements and amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy B. Sawyer	Director, President and Chief Executive Officer	August 26, 2020
Timothy B. Sawyer	(Principal Executive Officer)

/s/ Damian Finio	Chief Financial Officer	August 26, 2020
Damian Finio	(Principal Financial Officer, Principal Accounting Officer)

/s/ Steven Koehler	Director	August 26, 2020
Steven Koehler

/s/ Bhaskar Chaudhuri	Director	August 26, 2020
Bhaskar Chaudhuri

/s/ John Celentano	Director	August 26, 2020
John Celentano

/s/ Carole Ben-Maimon	Director	August 26, 2020
Carole Ben-Maimon

/s/ Thomas Sabatino	Director	August 26, 2020
Thomas Sabatino

EXHIBIT INDEX

Exhibit
3.1	Amended and Restated Certificate of Incorporation of Teligent, Inc., dated October 23, 2015 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 23, 2015).

3.2	Amended and Restated Bylaws of Teligent, Inc., effective May 7, 2008 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 12, 2008).

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Teligent, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 27, 2020).

10.1	Teligent, Inc. 2016 Equity Incentive Plan, as amended (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June 10, 2020).

5.1*	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

23.1*	Consent of Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C. (included in Exhibit 5.1 filed herewith).

23.2*	Consent of Deloitte & Touche LLP.

24.1*	Power of Attorney (included on signature pages hereto).

99.1*	Non-Qualified Stock Option Agreement, by and between the Registrant and Timothy B. Sawyer, dated as of February 4, 2020.

99.2*	Non-Qualified Stock Option Agreement, by and between the Registrant and Philip Yachmetz, dated as of July 16, 2020.

99.3*	Restricted Stock Unit Agreement, by and between the Registrant and Philip Yachmetz, dated as of July 16, 2020.

*	Filed herewith.